QuickLinks -- Click here to rapidly navigate through this document

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 25, 2002)

788,700 Shares

Common Stock

        We are offering shares of our common stock, par value $.01 per share. Our common stock is listed on the New York Stock Exchange under the symbol "MAC." On February 25, 2002, the last reported sale price of our common stock on the NYSE was $27.96 per share. The purchasers of the shares of our common stock offered hereby will not receive the dividend payable on March 7, 2002 to stockholders of record as of February 22, 2002.

        Our common stock is subject to certain restrictions on ownership in order, among other things, to enhance compliance with the REIT provisions of the Internal Revenue Code of 1986, as amended.

        Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 5 of the accompanying prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Salomon Smith Barney Inc. (the "Underwriter") intends to deposit these shares with the trustee of The Equity Focus Trusts—REIT Portfolio Series, 2002-A (the "Trust"), a newly formed unit investment trust registered under the Investment Company Act of 1940, as amended, in exchange for units in the Trust. The Underwriter is acting as sponsor and depositor of the Trust. The Underwriter is an affiliate of the Trust.

        We have granted to the Underwriter a 30-day option to purchase up to an additional 118,305 shares of our common stock at the Price to Underwriter specified below.

	Per Share	Total
Price to Underwriter	$27.96	$22,052,052
Estimated Underwriting Commission[1]	$1.39	$1,096,293
Proceeds, before expenses, to The Macerich Company	$26.57	$20,955,759

This assumes all of the shares deposited with the trustee of the Trust are valued at their last reported sale price on February 25, 2002.

        The Underwriter has committed to purchase all of the shares offered hereby if any are purchased.

Salomon Smith Barney

February 25, 2002.

THE COMPANY

        The Macerich Company, a Maryland corporation, is a self-administered and self-managed real estate investment trust that acquires, owns, redevelops, manages and leases regional and community shopping centers located throughout the United States. Our portfolio currently consists of ownership interests in 46 regional shopping centers and four community shopping centers located in twenty states aggregating approximately 41 million square feet of gross leasable area. See "The Company" in the accompanying prospectus.

THE OFFERING

        The shares of our common stock offered hereby are being sold by us. None of our stockholders is selling any shares of common stock in this offering. The number of shares of our common stock outstanding after giving effect to the issuance of (i) the common stock offered hereby (assuming no exercise of the option) and (ii) the common stock we expect to offer pursuant to a separate prospectus supplement on or about February 25, 2002 will be 36,431,292.

USE OF PROCEEDS

        The net proceeds to us from the offering (after deducting the underwriting discount and estimated offering expenses) are estimated to be approximately $20.9 million. We intend to use these proceeds principally to finance a portion of the Queens Center expansion and redevelopment project described below under "Recent Developments" and for general corporate purposes. The Queens Center expansion and redevelopment is anticipated to cost between $250 million and $275 million. We are also currently negotiating construction and permanent loans which will be secured by the Queens Center property to finance the remaining project costs.

RECENT DEVELOPMENTS

        The following provides certain of our recently announced results of operations for the quarter and year ended December 31, 2001 and information about recent transactions.

Financial Results for the Periods Ended December 31, 2001

  •
  Funds from operations ("FFO") -diluted for the quarter ended December 31, 2001 was $55.8 million compared to $53.8 million for the fourth quarter of 2000. For the year ended December 31, 2001, FFO-diluted was $175.1 million compared to $167.2 million in 2000.

  •
  Net income available to common stockholders for the quarter was $35.5 million compared to $16.9 million for the fourth quarter of 2000. For the year, net income available to common stockholders was $58.0 million compared to $38.0 million for 2000.

  •
  Net income per share-diluted increased to $.94 compared to $.50 for the quarter ended December 31, 2000. For the year, net income per share-diluted was $1.72 compared to $1.11 for 2000. The increases were primarily the result of recognizing a gain on sale of assets of $.42 per share-diluted in the fourth quarter of 2001 and $.54 per share-diluted for the year ended December 31, 2001.

  •
  During the quarter, we signed new leases at average initial rents of $37.25 per square foot, substantially in excess of average portfolio minimum rents of $28.34. First year rents on mall and freestanding store leases signed during the quarter were 27% higher than expiring rents.

  •
  Portfolio occupancy remained high at 92.4% as of December 31, 2001, which was consistent with the occupancy level at September 30, 2001 and down from 93.3% at December 31, 2000.

  •
  Total same center tenant sales decreased .9% for the quarter ended December 31, 2001 compared to the quarter ended December 31, 2000 and decreased .1% for the year ended December 31, 2001 compared to 2000. Tenant sales per square foot were $350 for 2001 compared to $349 in 2000.

  •
  Total revenues were $93.2 million for the quarter, compared to $91.6 million for the quarter ended December 31, 2000 and $334.6 million for the year ended December 31, 2001 compared to $320 million in 2000.

  •
  Same center earnings, before interest, taxes, depreciation and amortization, including joint ventures at pro rata, grew at a 4.1% pace for the year compared to 2000.

Recent Transactions

  •
  Villa Marina Marketplace, Marina del Rey, California—Villa Marina Marketplace was sold in December 2001 for approximately $99 million (including the assumption of the existing mortgage of $58 million) which resulted in a $24.7 million gain. Approximately $26 million of the net proceeds from this sale were used to retire $25.7 million of our outstanding convertible subordinated debentures due December of 2002.

  •
  Queens Center, Queens, New York—As part of our proposed redevelopment and expansion of Queens Center, we recently purchased a five-acre parcel of land adjacent to the center. The project will involve both the renovation of the existing center as well as an expansion of the center from 620,000 square feet to approximately 1 million square feet, including the addition of 250,000 square feet of mall shops. Construction is expected to begin in the second quarter of 2002 with completion estimated to be, in phases, through late 2004. Part of the proceeds of this offering will be used to finance a portion of this expansion project. See "Use of Proceeds."

UNDERWRITING

        Subject to the terms and conditions set forth in an underwriting agreement between us and Salomon Smith Barney Inc. (the "Underwriting Agreement"), we have agreed to sell to Salomon Smith Barney Inc. (the "Underwriter"), and the Underwriter has agreed, subject to the terms and conditions set forth therein, to purchase, 788,700 shares of our common stock. The Underwriting Agreement provides that the Underwriter is committed to purchase all such shares of common stock if any are purchased.

        The Underwriter intends to deposit the shares of common stock offered hereby with the trustee of The Equity Focus Trusts—REIT Portfolio Series, 2002-A (the "Trust"), a newly-formed unit investment trust registered under the Investment Company Act of 1940, as amended, in exchange for units in the Trust. The Underwriter is acting as sponsor and depositor of the Trust. The Underwriter is an affiliate of the Trust. We have granted the Underwriter an option, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an aggregate of 118,305 additional shares of our common stock at the Price to Underwriter set forth on the cover page of this prospectus supplement. Such additional shares of common stock will be deposited with the trustee of the Trust. It is expected that delivery of the shares of common stock will be made in New York, New York on or about February 28, 2002.

        The following table shows the underwriting commission to be paid to the Underwriter by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase additional shares of common stock.

	Paid by Macerich*
	No Exercise	Full Exercise
Per share	$1.39	$1.39
Total	$1,096,293	$1,260,737

*
This assumes that all the shares deposited with the trustee of the Trust are valued at their last reported sale price on February 25, 2002.

        We estimate our expenses, exclusive of underwriting discounts, to be $25,000 in connection with this offering.

        In the Underwriting Agreement, we have agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make in respect thereof.

        The Underwriter has from time to time provided, and in the future may provide, certain investment banking services to us and our affiliates, for which it has received, and in the future would receive, customary fees.

LEGAL MATTERS

        The legality of the shares of common stock to be issued in connection with this offering is being passed upon for us by the law firm of O'Melveny & Myers LLP, Los Angeles, California. Certain legal matters relating to this offering are being passed upon for the Underwriter by the law firm of Sidley Austin Brown & Wood LLP, New York, New York. O'Melveny & Myers LLP and Sidley Austin Brown & Wood LLP will rely as to certain matters of Maryland law on the opinion of Ballard Spahr Andrews & Ingersoll, LLP.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus may contain or incorporate statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," "predict," "plan," "seek" or the negative of these words, or other similar words or terms. You should be aware of important factors that could have a material impact on our future results. These factors include the matters described under the heading "Risk Factors" beginning on page 5 of the accompanying prospects and the following, among other things:

  •
  general industry, economic and business conditions (which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, tenant bankruptcies lease rents and terms, availability and cost of financing, interest rate fluctuations and operating expenses);

  •
  adverse changes in the real estate markets, including, among other things, competition with other companies, retail formats and technologies and risks of real estate development, acquisitions and dispositions;

  •
  governmental actions and initiatives (including legislative and regulatory changes);

  •
  environmental and safety requirements; and

  •
  terrorist activities that could adversely affect all of the above factors.

        We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus, whether as a result of new information, future events or otherwise. In light of the factors referred to above, the forward- looking events discussed in or incorporated by reference in this prospectus supplement or the accompanying prospectus may not occur and actual results, performance or achievement could differ materially from that anticipated or implied in the forward-looking statements.

PROSPECTUS

$500,000,000

Securities

        The Macerich Company, a Maryland corporation ("Macerich," the "Company," or the "Issuer"), may offer from time to time, in one or more series, shares of its Common Stock, $.01 par value per share (the "Common Stock"), warrants to purchase Common Stock (the "Securities Warrants") and rights to purchase shares of Common Stock (the "Rights"). The Common Stock, the Securities Warrants and the Rights are collectively referred to herein as the "Securities." Securities will have a maximum aggregate offering price of $500,000,000 and will be offered on terms to be determined at the time of the offering.

        In the case of Common Stock, the specific number of shares and issuance price per share will be set forth in the accompanying Prospectus Supplement. In the case of Securities Warrants, the duration, offering price, exercise price and detachability, if applicable, will be set forth in the accompanying Prospectus Supplement. In the case of the Rights, the duration, exercise price and transferability, if applicable, will be set forth in the accompanying Prospectus Supplement. In addition, the specific terms of the Securities may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in order, among other things, to enhance compliance with the real estate investment trust ("REIT") provisions of the Internal Revenue Code of 1986, as amended (the "Code"), for federal income tax purposes. Such limitations and restrictions may delay, defer or prevent a third party from making an acquisition proposal for the Issuer. The Prospectus Supplement will also disclose whether the Securities will be listed on a national securities exchange and if they are not to be listed, the possible effects thereof on their marketability.

        Securities may be sold by the Issuer from time to time directly, through agents or through underwriters and/or dealers. If any agent of the Issuer or any underwriter is involved in the sale of the Securities, the name of such agent or underwriter and any applicable commission or discount will be set forth in the accompanying Prospectus Supplement. No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such Securities. See "Plan of Distribution." The applicable Prospectus Supplement will also contain information, when applicable, about certain United States federal income tax considerations relating to the Securities covered by such Prospectus Supplement.

See "Risk Factors" beginning on page 5 of this Prospectus for certain factors that should be considered by prospective investors before making an investment in the securities.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

February 25, 2002

AVAILABLE INFORMATION

        The Issuer has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 with respect to the Securities. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Issuer and the Securities, reference is hereby made to the Registration Statement and the exhibits thereto, which may be inspected without charge at the public reference facilities maintained at the principal office of the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549 and at the Commission's regional offices at 233 Broadway, New York, New York 10279 and 175 West Jackson Boulevard, Suite 900, Chicago, Illinois 60604. Copies of such materials may be obtained upon written request from the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed (or incorporated by reference) as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

        The Issuer is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Issuer may be inspected and copied at the public reference facilities maintained by the Commission at the addresses shown above. Copies of such material can be obtained from the Public Reference Section of the Commission at the address shown above at prescribed rates or through the Commission's Website. In addition, reports, proxy statements and other information concerning the Issuer can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which the Common Stock is listed.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        There are incorporated herein by reference the following documents of the Issuer filed with the Commission: (1) the Issuer's Annual Report on Form 10-K for the fiscal year ended December 31, 2000; (2) the Issuer's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2001; (3) the description of the Issuer's Common Stock contained in the Issuer's registration statement filed under the Exchange Act and any amendments or reports filed for the purpose of updating such description; (4) the Issuer's Registration Statement on Form 8-A with respect to the registration under Section 12(b) of the Issuer's preferred share purchase rights and any amendments or reports filed for the purpose of updating such description; and (5) all documents filed by the Issuer pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities.

        Any statement contained herein, in a Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein or in a Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained herein, in a Prospectus Supplement or in any subsequently filed document which is incorporated by reference herein or in a Prospectus Supplement modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

        The Issuer will provide without charge to each person, including any beneficial holder, to whom a copy of this Prospectus or any Prospectus Supplement is delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents incorporated by reference herein, including exhibits specifically incorporated by reference in such documents but excluding all other exhibits to such documents. Requests should be made to the Corporate Secretary of the Company at 401 Wilshire Boulevard, Suite 700, Santa Monica, California 90401, telephone number (310) 394-6000. Copies of all documents filed by the Issuer with the Commission can be reviewed on or obtained from the Commission's Website at http://www.sec.gov.

        UNLESS THE CONTEXT INDICATES OTHERWISE, ALL REFERENCES TO THE "COMPANY" IN THIS PROSPECTUS INCLUDE THE ISSUER AND THOSE ENTITIES OWNED OR CONTROLLED BY THE ISSUER, WHICH ENTITIES INCLUDE, WITHOUT LIMITATION, THE OPERATING PARTNERSHIP AND THE PROPERTY PARTNERSHIPS, OTHER THAN THE PROPERTY PARTNERSHIPS WHICH OWN THE JOINT VENTURE CENTERS.

THE COMPANY

        The Issuer was formed in 1993 to continue and expand the business of The Macerich Group, which since 1972 has focused on the acquisition, ownership, redevelopment, management and leasing of regional shopping centers and community shopping centers located throughout the United States. The Company currently owns or has ownership interests in 46 regional shopping centers and four community shopping centers located in twenty states, containing approximately 41 million square feet of gross leaseable area ("GLA") (the 50 regional and community shopping centers described above and any shopping centers acquired after the date of this Prospectus are referred to hereinafter as the "Centers").

        The Issuer was organized as a Maryland corporation in September 1993 to continue and expand the business of The Macerich Group, which has been engaged in the shopping center business since 1965. The Macerich Group consists of Mace Siegel, Arthur M. Coppola, Dana K. Anderson and Edward C. Coppola (the "Principals") and certain business associates and members of management of the Company. The Principals are directors and executive officers of the Issuer and have a combined total of over 125 years of experience in the shopping center business.

        The Issuer operates through The Macerich Partnership L.P., a Delaware limited partnership (the "Operating Partnership"). The Issuer has a majority ownership interest in the Operating Partnership and, as the sole general partner, has exclusive power to manage and conduct the business of the Operating Partnership, subject to certain limited exceptions. The Issuer conducts all of its operations through the Operating Partnership, two management companies, Macerich Property Management Company, LLC, a Delaware limited liability company, and Macerich Management Company, a California corporation (the "Management Companies"), and certain single purpose entities (the "Property Partnerships") jointly owned by the Issuer and the Operating Partnership or solely by the Operating Partnership and, in the case of the entities which own the Centers which are not wholly-owned by the Company (the "Joint Venture Centers"), third-party joint venture partners. The Operating Partnership is the sole member of Macerich Property Management Company, LLC. The Operating Partnership owns all of the non-voting preferred stock (generally entitled to dividends equal to 95% of cash flow) of Macerich Management Company. All of the outstanding voting common stock of Macerich Management Company is owned by the Principals.

        The Company's primary objective is to enhance stockholder value by increasing its Funds from Operations ("FFO") per share, primarily by focusing on the acquisition, leasing, management and redevelopment of regional and community shopping centers. When the Company acquires shopping centers it targets potentially dominant franchise regional malls that have internal growth characteristics. The Company's strategy is to increase the net operating income of each acquired property by rolling below-market rents up to market levels as leases expire, expanding the Centers, adding department stores, changing the tenant mix and increasing occupancy levels. In addition to its acquisition strategy, the Company also seeks to improve the financial performance of the Centers that it already owns by rolling below-market rents up to market levels as leases expire, increasing occupancy levels, and redeveloping, expanding and renovating the properties.

        The Company's principal executive offices are located at 401 Wilshire Boulevard, Suite 700, Santa Monica, California 90401 and its telephone number is (310) 394-6000.

RISK FACTORS

        Prospective investors should carefully consider, among other factors, the matters described below before purchasing any Securities offered hereby. Any additional risk factors regarding an investment in the Securities will be set forth in the applicable Prospectus Supplement. See also "Description of Securities Warrants—Certain Risk Considerations."

Risks of Real Estate Investments

  General Factors Affecting Investments in Shopping Centers; Competition

        Real property investments are subject to varying degrees of risk that may affect the ability of the Centers to generate sufficient revenues to meet operating and other expenses, including debt service, lease payments, capital expenditures and tenant improvements, and to make distributions to their owners and the Issuer's stockholders. Income from shopping center properties may be adversely affected by a number of factors, including: the national economic climate; the regional and local economy (which may be adversely impacted by plant closings, industry slowdowns, adverse weather conditions, natural disasters and other factors); local real estate conditions (such as an oversupply of, or a reduction in demand for, retail space); perceptions by retailers or shoppers of the safety, convenience and attractiveness of the shopping center; and increased costs of maintenance, insurance and operations (including real estate taxes). In addition, investments in shopping centers and other real estate are relatively illiquid. If the Centers were liquidated in the current real estate market, the proceeds to the Company might be less than the Company's total investment in the Centers. There are numerous shopping facilities that compete with the Centers in attracting tenants to lease space, and an increasing number of new retail formats other than retail shopping centers that compete with the Centers for retail sales. Increased competition could adversely affect the Company's revenues. Income from shopping center properties and shopping center values are also affected by such factors as applicable laws and regulations, including tax and zoning laws, interest rate levels and the availability of financing.

  Dependence on Tenants

        The Company's revenues and funds available for distribution would be adversely affected if a significant number of the Company's lessees were unable (due to poor operating results, bankruptcy or other reasons) to meet their obligations, if the Company were unable to lease a significant amount of space in the Centers on economically favorable terms, or if for any other reason, the Company were unable to collect a significant amount of rental payments. A decision by a department store or other large retail store tenant (an "Anchor"), or other significant tenant, to cease operations at a Center could also have an adverse effect on the Company. The closing of an Anchor could, under certain circumstances, allow certain other Anchors, or other tenants, to terminate their leases or cease operating their stores at the Center. In addition, mergers, acquisitions, consolidations, dispositions or bankruptcies in the retail industry could result in the loss of tenants at one or more Centers. The bankruptcy and subsequent closure of retail stores could reduce occupancy levels and rental income, or otherwise adversely affect the Company's performance. Furthermore, if the store sales of retailers operating in the Centers were to decline sufficiently, tenants might be unable to pay their minimum rents or expense recovery charges. In the event of a default by a lessee, the Center may experience delays and costs in enforcing its rights as lessor. See "—Bankruptcy and Closure of Retail Stores."

  Risks of Management and Leasing Business

        Macerich Management Company is subject to the risks associated with providing third-party property management and leasing services. These risks include the risks that management and leasing contracts with third-party owners will be lost to competitors, that contracts will not be renewed on terms consistent with current terms, and that leasing activity generally may decline. Most of the third-party management contracts can be terminated on 30 to 60 days notice by third parties. Additionally, the compensation of Macerich Management Company is tied to various revenues under virtually all of the property management agreements with third-party owners.

  Acquisition and Redevelopment Strategy

        The Company's historical growth in revenues, net income and Funds From Operations have been closely tied to the acquisition and redevelopment of shopping centers. Many factors, including the availability and cost of capital, overall debt to market capitalization ratio, interest rates and the availability of attractive acquisition targets, among others, will affect the Company's ability to acquire and redevelop additional properties in the future.

Conflicts of Interest

  Macerich Management Company

        The management, leasing and redevelopment business of the Company is carried on through the Management Companies. Macerich Property Management Company, LLC is a single member limited liability company that is wholly-owned by the Operating Partnership and provides property management services to wholly-owned Centers. Macerich Management Company provides property management services to certain of the Joint Venture Centers and properties owned by third parties. The Principals own 100% of the outstanding shares of voting common stock of Macerich Management Company, and the Operating Partnership owns 100% of the outstanding shares of non-voting preferred stock. As the holder of 100% of the preferred stock, the Operating Partnership has the right to receive 95% of the net cash flow of Macerich Management Company. However, since it is an operating company and not a passive entity, the Company's investment in this company, through non-voting preferred stock, is subject to the risk that the Principals might have interests that are inconsistent with the interests of the Company.

        Macerich Management Company also provides management, leasing, construction and redevelopment services for shopping centers owned by third parties who are unaffiliated with the Company. In addition, Macerich Management Company may from time to time agree to manage additional shopping centers that might compete with the Centers. These arrangements may also create conflicts of interest for the Principals.

  Tax Consequences of Sale of Certain Centers

        The sale of certain of the Centers will cause adverse tax consequences to the Principals. As a result, the Principals might not favor a sale of these Centers even though such a sale could be beneficial to other stockholders of the Issuer. See "Federal Income Tax Considerations—Tax Aspects of the Company's Investments in Partnerships."

  Required Consent of Limited Partners of Operating Partnership for Certain Transactions

        The partnership agreement of the Operating Partnership (the "Partnership Agreement") provides that a decision to merge the Operating Partnership, sell all or substantially all of its assets or liquidate must be approved by the holders of 75% of the common and preferred limited partnership interests in the Operating Partnership ("OP Units"). Depending on the percentage of the outstanding OP Units owned by the Company at the time, the concurrence of at least some of the other holders of OP Units (the "Participants") may or may not be required to approve any such decision. As of the date of this Prospectus, the Company owns 79% of the OP Units.

  Principal Guarantees

        The Principals have guaranteed mortgage loans encumbering the Centers. As of the date of this Prospectus, the aggregate principal amount guaranteed by the Principals is approximately

$23.75 million. The existence of such guarantees could result in the Principals having interests that are inconsistent with the interests of the Company.

No Limitation on Debt

        Since the Issuer's initial public offering of Common Stock in March 1994, the Company has had a debt level of less than 69% of the Company's Total Market Capitalization. "Total Market Capitalization" means the sum of (i) the aggregate market value of the outstanding equity shares, assuming full redemption of outstanding OP Units and full conversion of outstanding preferred stock for shares of Common Stock, plus (ii) the total debt of the Operating Partnership including a pro rata share of the debt of the Joint Venture Centers. The organizational documents of the Company, however, do not limit the amount or percentage of indebtedness that it may incur. Accordingly, the Board of Directors of the Issuer (the "Board of Directors") could alter or eliminate this current practice with respect to borrowing. If this practice were changed, the Company could become more highly leveraged, resulting in an increased risk of default on its obligations and an increase in debt service requirements, either of which could adversely affect the financial condition and results of operations of the Company.

Ability to Change Policies of the Company

        The investment and financing policies of the Company and its policies with respect to certain other activities, including its growth, debt capitalization, distributions, REIT status and operating policies, are determined by the Board of Directors. The Board of Directors has no present intention to amend or revise these policies. However, the Board of Directors may do so at any time without a vote of the Issuer's stockholders. A change in these policies could adversely affect the Company's financial condition or results of operations. See "—No Limitation on Debt."

Inability to Qualify as a REIT

        The Company believes that it has operated so as to qualify the Issuer as a REIT under the Code and intends to operate so that the Issuer may remain so qualified. No assurance, however, can be given that the Issuer has qualified or will be able to remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Code (the "Treasury Regulations") is greater in the case of a REIT that holds its assets in partnership form. The determination of various factual matters and circumstances not entirely within the Company's control may affect the Issuer's ability to qualify as a REIT. See "—Outside Partners in Joint Venture Centers." In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the Issuer's qualification as a REIT or the federal income tax consequences of such qualification. See "Federal Income Tax Considerations."

        If in any taxable year the Issuer were to fail to qualify as a REIT, the Issuer would not be allowed a deduction for distributions to stockholders in computing its taxable income and would be subject to federal income tax on its taxable income at regular corporate rates. Unless entitled to relief under certain statutory provisions, the Issuer would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, net income and the funds available for distribution to the Issuer's stockholders would be reduced for each of the years involved. Although the Company currently intends to operate in a manner designed to qualify the Issuer as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors to revoke the REIT election. See "Federal Income Tax Considerations."

Risks of Debt Financing

        The Company is subject to the risks associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest. Other than the Issuer's 7 1/4% Convertible Subordinated Debentures due 2002 (the "Debentures"), the Company's outstanding indebtedness represents obligations of the Operating Partnership and certain Property Partnerships that hold the Centers and most of which is nonrecourse to the applicable obligor. A majority of the Centers are mortgaged to secure payment of this indebtedness, and if the mortgage payments cannot be made, a loss could be sustained as a result of foreclosure by the mortgagee. Any outstanding indebtedness under the Company's working capital credit facility is the obligation of the Operating Partnership and certain Property Partnerships.

        The Company's current indebtedness bears interest at both fixed rates and floating rates. For future financings, the Company intends to seek the most attractive financing arrangements available at the time, which may involve either fixed or floating interest rates. With respect to floating rate indebtedness, increases in interest rates could adversely affect the Company's Funds from Operations, funds available for distribution and its ability to meet its debt service obligations. In connection with approximately $133 million of the Company's floating rate indebtedness, as of the date of this Prospectus, the Company has entered into interest rate protection agreements that limit the Company's exposure to increases in interest rates. Consideration will be given to acquiring interest rate caps or entering into other interest rate protection agreements if appropriate with respect to future floating rate indebtedness to reduce exposure to interest rate increases on such debt.

        The Company is obligated to make balloon payments of principal under mortgages on certain of the Centers. Although the Company anticipates that it will be able to refinance such indebtedness by the time the balloon payments become due, or otherwise obtain funds by selling assets or by raising equity, there can be no assurance that it will be able to do so. In addition, interest rates on, and other terms of, any debt issued to refinance such mortgage debt may be less favorable than the terms of the current mortgage debt.

        To qualify as a REIT under the Code, the Issuer generally is required each year to distribute to its stockholders at least 90% of its net taxable income determined without regard to net capital gains and the dividends paid deduction. See "Federal Income Tax Considerations—Taxation of the Company." The Company could be required to borrow funds on a short-term basis or liquidate investments to meet the distribution requirements that are necessary to qualify the Issuer as a REIT, even if management believed that then prevailing market conditions did not favor such actions.

Outside Partners in Joint Venture Centers

        The Company owns partial interests in Property Partnerships that own the 22 Joint Venture Centers. The Company owns a 50% interest in Property Partnerships that own 12 of the Joint Venture Centers with shared management control (Eastland Mall, Empire Mall, Granite Run Mall, Lake Square Mall, Lindale Mall, Mesa Mall, North Park Mall, Rushmore Mall, South Park Mall, Southern Hills Mall, Southridge Mall and Valley Mall), a 51% interest in Property Partnerships that own seven of the Joint Venture Centers with shared management control (Cascade Mall, Kitsap Mall, Lakewood Mall, Los Cerritos Center, Redmond Town Center, Stonewood Mall and Washington Square), a 50% managing general partnership interest in Property Partnerships that own 2 of the Joint Venture Centers (Broadway Plaza and Panorama Mall), and a 19% non-managing general partnership interest in the Property Partnership that holds one of the Joint Venture Centers (West Acres Center). Such investments involve risks not otherwise present with respect to wholly-owned Centers.

        The Company may have certain fiduciary responsibilities to its partners which it will need to consider when making decisions that affect the Joint Venture Centers. The Company does not have sole control of certain major decisions relating to the Joint Venture Centers, including certain decisions with respect to sales, refinancings and the timing and amount of additional capital contributions thereto. Under certain circumstances, such as the Operating Partnership's failure to contribute its share of additional capital needed by the Property Partnerships, or defaults by the Operating Partnership under a partnership agreement for a Property Partnership or other agreements relating to the Property Partnerships or the Joint Venture Centers, the Company may lose its management rights relating to the Joint Venture Centers. In addition, with respect to seven Joint Venture Centers (West Acres Center, Eastland Mall, Granite Run Mall, Lake Square Mall, North Park Mall, South Park Mall and Valley Mall), the Company does not have day-to-day operational control, nor is it able to control cash distributions therefrom that may jeopardize the Issuer's ability to maintain its qualification as a REIT. These limitations may result in decisions by third parties with respect to such Joint Venture Centers that do not fully reflect the interests of the Company at such time, including decisions relating to the standards that the Company is required to satisfy in order to maintain the Issuer's status as a REIT under the Code.

Holding Company Structure

        Because the Issuer conducts its operations through the Operating Partnership, the Issuer's ability to service its debt obligations and its ability to pay dividends on the Common Stock are strictly dependent upon the earnings and cash flows of the Operating Partnership and the ability of the Operating Partnership to make funds available to the Issuer for such purpose in the form of intercompany distributions. Under the Delaware Revised Uniform Limited Partnership Act, the Operating Partnership would be prohibited from making any distribution to the Issuer to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the Operating Partnership (other than certain nonrecourse liabilities and certain liabilities to the partners) exceed the fair value of the assets of the Operating Partnership.

Bankruptcy and Closure of Retail Stores

        The bankruptcy and/or closure of an Anchor, or its sale to a less desirable retailer, could adversely affect customer traffic in a Center and thereby reduce the income generated by that Center. Furthermore, the closing of an Anchor could, under certain circumstances, allow certain other Anchors or other tenants to terminate their leases or cease operating their stores at the Center or otherwise adversely affect occupancy at the Center.

        Retail stores at the Centers other than Anchors may also seek the protection of the bankruptcy laws, which could result in the termination of such tenants' leases and thus cause a reduction in the cash flow generated by the Centers. The bankruptcy and subsequent closure of stores could create a decrease in occupancy levels, reduced rental income or otherwise adversely affect the Centers.

Possible Environmental Liabilities

        Under various federal, state, and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to properly remedy environmental hazards, may adversely affect the owner's or operator's ability to sell such property or to borrow using such property as collateral.

        Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain laws impose liability for release of asbestos-containing materials into the air and third parties may seek recovery from owners or operators of real property for personal injury associated with exposure to such materials. In connection with its ownership and operation of the Centers, the Company may be potentially liable under such laws and may incur costs in responding to such liabilities. For a description of known environmental liabilities, see "Item 1. Business—Environmental Matters" and Note 11 to the Financial Statements contained in the Issuer's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, Note 9 to the Financial Statements contained in the Issuer's Quarterly Report on Form 10-Q for the period ended September 30, 2001, and the Issuer's other registration statements and reports filed from time to time with the Commission.

Ownership and Governance of the Company and the Operating Partnership

        Under the Partnership Agreement of the Operating Partnership, the Issuer, as the sole general partner of the Operating Partnership, is responsible for the management of the Operating Partnership's business and affairs. Moreover, each of the Principals serves as an executive officer of the Issuer and as a member of the Issuer's Board of Directors on a staggered basis. Accordingly, the Principals have substantial influence over the management of the Issuer and the Operating Partnership. See also "—Conflicts of Interest."

        The Partnership Agreement provides that a decision to merge the Operating Partnership, sell all or substantially all of its assets or liquidate the Operating Partnership must be approved by the holders of at least 75% of the OP Units. Depending on the percentage of the outstanding OP Units owned by the Company at the time, the concurrence of at least some of the other holders of OP Units may or may not be required to approve any such decision.

Ownership Limit; Certain Anti-Takeover Provisions

        In order for a corporation to maintain its qualification as a REIT, not more than 50% in value of its outstanding stock may (after taking into account options to acquire stock) be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. The Issuer's charter (the "Charter") restricts ownership of more than 5% (the "Ownership Limit") of the number or value of the outstanding shares of stock by any single stockholder (with limited exceptions for certain Participants (and their respective families and affiliated entities), including all four Principals). In addition to enhancing preservation of the Issuer's status as a REIT, the Ownership Limit may (i) have the effect of delaying, deferring or preventing a change in control or other transaction of the Issuer without the approval of the Board of Directors even if a change in control or other transaction were in the interest of stockholders and (ii) limit the opportunity for stockholders to receive a premium for their Common Stock that might otherwise exist if an investor were attempting to assemble a block of Common Stock in excess of the Ownership Limit or otherwise effect a change in control of the Issuer. The Board of Directors, in its sole discretion, may waive or (subject to certain limitations) modify the Ownership Limit with respect to other stockholders if it is satisfied that ownership in excess of this limit will not jeopardize the Issuer's status as a REIT. See "Description of Common Stock—Restrictions on Transfer" for additional information regarding the Ownership Limit.

        Certain other provisions of the Issuer's Charter and Bylaws may have the effect of delaying, deferring or preventing a third party from making an acquisition proposal for the Issuer and may thereby inhibit a change in control of the Issuer that some, or a majority, of the holders of Common Stock might believe to be in their best interest or that could give the stockholders the opportunity to realize a premium over the then-prevailing market prices. The Charter includes provisions for a staggered board of directors, advance notice requirements for stockholder nominations of directors and stockholder proposals, the authority of the directors to consider a variety of factors (other than maximizing stockholder value) with respect to a proposed business combination or other transaction, the authority of the directors to issue one or more series of preferred stock and the authority to create and issue rights entitling the holders thereof to purchase from the Company shares of stock or other securities or property.

        The Bylaws include provisions that fix the number of directors; vest the power to amend the Bylaws exclusively in the board; require a stockholder-requested meeting to be called only upon the request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting; establish procedures for stockholder-requested meetings; establish advance notice procedures for stockholder nominations of directors and stockholder proposals; and exempt the Issuer from certain provisions of the Maryland General Corporation Law (the "MGCL") (as described below).

Control Share Acquisitions

        The MGCL provides that the acquirer of over one-tenth or more of the voting stock of a Maryland corporation is not entitled to vote the shares in excess of the one-tenth threshold unless voting rights for the shares are approved by holders of two-thirds of the disinterested shares or unless the acquisition of the shares has been specifically or generally approved or exempted from the statute by a provision in the charter or bylaws adopted before the acquisition of the shares. The Bylaws of the Company contain a provision exempting from this statute any acquisition by any person of shares of stock of the Company. There can be no assurance that this provision will not be amended or eliminated in the future.

Stockholder Rights Agreement

        Pursuant to a stockholder rights agreement between the Company and Equiserve Trust Company, N.A., as Rights Agent, the Company has declared a dividend distribution to all holders of Common Stock of a right to purchase one-hundredth of a share of Series C Junior Participating Preferred Stock upon the terms and conditions set forth in that agreement. The stockholder rights agreement is designed to give the Board of Directors the time and opportunity to protect stockholders' interests and to encourage equal treatment of all stockholders in a takeover situation. The rights are exercisable only if a person or group acquires 15% or more of the Common Stock (with certain exceptions for current holders of the Series A and Series B Preferred Stock) or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the Common Stock. The Board of Directors is authorized to reduce the 15% thresholds to not less than 10%. Once exercisable, each right entitles the holder (other than the acquiring person or group) to purchase Common Stock at a 50% discount, or, in the event of a "squeeze-out" transaction where the Company would not be the surviving entity, the acquiring company's common stock at a 50% discount. The issuance of these rights may have the effect of delaying, deferring or preventing a change in control of the Company or an unsolicited acquisition proposal.

Uninsured Loss

        Each of the Centers has comprehensive liability, fire, extended coverage and rental loss insurance, with policy specifications and insured limits customarily carried for similar properties. There are, however, certain types of losses (such as from wars) that are not generally insured because they are either uninsurable or not economically insurable. In addition, while the Company carries earthquake insurance on the Centers located in California, such policies are subject to a deductible equal to 5% of the total insured value of each Center, a $250,000 per occurrence minimum and a combined annual aggregate loss limit of $125 million on these Centers. Furthermore, the Company has elected to carry title insurance on many of the Centers for less than their full value. Should an uninsured loss or a loss in excess of insured limits occur, the Operating Partnership or the Property Partnership, as the case may be, which owns the Center could lose its capital invested in the Center, as well as the anticipated future revenue from the Center, while remaining obligated for any mortgage indebtedness or other financial obligations related to the Center. Any such loss would adversely affect the Company. Moreover, as the general partner of the Operating Partnership and each of the Property Partnerships, the Issuer will generally be liable for any of their unsatisfied obligations other than non-recourse obligations. The Company's management believes that the Centers are adequately insured in accordance with industry standards.

USE OF PROCEEDS

        The Company is required by the terms of the Partnership Agreement to invest, contribute or otherwise transfer the net proceeds of any sale of Securities to the Operating Partnership in exchange for securities of the Operating Partnership equivalent to the Securities offered hereby. Except as otherwise provided in the applicable Prospectus Supplement, the Operating Partnership intends to use any such net proceeds for working capital and general business purposes, which may include the reduction of outstanding indebtedness, future acquisitions and the improvement of certain properties in the Operating Partnership's portfolio. Pending the use thereof, the Operating Partnership intends to invest any net proceeds in short-term, interest-bearing securities.

DESCRIPTION OF COMMON STOCK

        The following summary of the terms of the Common Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Issuer's Charter and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

General

        The total number of shares of all classes of stock that the Issuer has authority to issue is 220,000,000, consisting of 11,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), 100,000,000 shares of Common Stock, par value $.01 per share, and 109,000,000 shares of excess stock, par value $.01 per share (the "Excess Shares"). The Charter provides that the Board of Directors of the Issuer (as used herein the term "Board of Directors of the Issuer" includes any duly authorized committee thereof) may classify or reclassify any unissued shares of stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock. The terms of any stock classified or reclassified by the Board of Directors pursuant to the Charter must be set forth in Articles Supplementary filed with the State Department of Assessments and Taxation of Maryland prior to the issuance of any such stock.

        The Company has authorized and issued 3,627,131 shares of Series A Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), and 5,487,471 shares of Series B Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"). The Series A Preferred Stock and Series B Preferred Stock can be converted into shares of Common Stock based on a formula set forth in the Articles Supplementary (the application of such formula as of the date of this Prospectus yields a conversion on a one-for-one basis for both the Series A Preferred Stock and Series B Preferred Stock). Rights of holders of the Series A Preferred Stock and Series B Preferred Stock include certain voting rights, and dividend and liquidation preferences over the holders of Common Stock of the Company. The terms of the Series A Preferred Stock, including the preference conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the Series A Preferred Stock, are set forth in the Articles Supplementary filed as an exhibit to the Company's

Current Report on Form 8-K, event date February 25, 1998, incorporated herein by reference. The terms of the Series B Preferred Stock are set forth in the Articles Supplementary filed as an exhibit to the Company's Current Report on Form 8-K, event date June 17, 1998, incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

Rights of Holders of Common Stock

        Subject to the provisions of the Charter regarding Excess Shares (as defined below), the holders of the outstanding shares of Common Stock have full voting rights, which entitles them to one vote for each share held of record. Subject to the provisions of the Charter regarding Excess Shares and the rights of holders of preferred stock of the Issuer, holders of Common Stock are entitled to receive such dividends as may be authorized by the Board of Directors out of assets legally available therefor. Upon liquidation, dissolution or winding up of the Issuer (but subject to the provisions of the Charter and the rights of holders of preferred stock of the Issuer), the assets legally available for distribution to holders of Common Stock shall be distributed ratably among such holders. Holders of Common Stock have no preemptive or other subscription or conversion rights, and no liability for further calls upon shares. The Common Stock is not subject to assessment.

        The Transfer Agent and Registrar for the Common Stock is Equiserve Trust Company, N.A.

        Pursuant to the MGCL and the Issuer's Bylaws, stockholders of the Issuer are entitled to receive advance notice of annual and special meetings of stockholders of the Issuer. Notice is given to a stockholder when it is personally delivered to him, left at his residence or usual place of business, or mailed to him at his address as it appears on the Issuer's records.

        Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Except for Article Ninth of the Charter, which provides that the Company is subject to termination at any time by the vote of holders of a majority of the outstanding shares of Common Stock entitled to vote on the matter, the Charter does not provide for a lesser percentage in such situations.

        Pursuant to the Company's stockholder rights agreement, holders of Common Stock on November 23, 1998 received a dividend distribution of one preferred share purchase right per share of Common Stock. See "Risk Factors—Ownership Limit; Certain Anti-Takeover Provisions."

Restrictions on Transfer

        For the Issuer to maintain its qualification as a REIT under the Code, (i) not more than 50% in value of its outstanding stock (after taking into account options to acquire stock) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, (ii) stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and (iii) certain percentages of the Issuer's gross income must be derived from particular activities (see "Federal Income Tax Considerations—Taxation of the Company" and "—Requirements for Qualification"). The Charter restricts the ownership and transfer of shares of the Issuer's stock.

        Subject to certain exceptions specified in the Charter, no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 5% of the number or value of the issued and outstanding capital stock of the Issuer. The attribution of ownership provisions are complex and may cause capital stock owned directly or indirectly by a group of related individuals or entities to be deemed to be owned by one individual or entity. As a result, the acquisition of less than 5% in value or in number of shares of capital stock (or the acquisition of an interest in an entity which owns capital stock) by an individual or entity could cause that individual or entity (or another individual or entity) to be deemed to own in excess of 5% in value or in number of shares of the outstanding capital stock of the Issuer, and thus subject such capital stock to the Ownership Limit. The Board of Directors, in its sole discretion, may waive or, subject to certain limitations, modify the Ownership Limit with respect to stockholders, but is under no obligation to do so. As a condition of such waiver, the Board of Directors may require a ruling from the Internal Revenue Service or opinions of counsel satisfactory to it or an undertaking from the applicant with respect to preserving the REIT status of the Issuer. The Charter excludes from the Ownership Limit certain persons and their respective families and affiliates ("Excluded Participants") but provides that no Excluded Participant may own (directly or indirectly) more than a specified percentage of Common Stock as determined in accordance with the Charter (such Excluded Participant's "Percentage Limitation").

        The Charter provides that any purported transfer or issuance of shares, or other event, that would (i) result in a person owning capital stock in excess of the Ownership Limit or the Percentage Limitation, as appropriate, (ii) result in the shares of Common Stock and preferred stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) cause the Issuer to become "closely held" under Section 856(h) of the Code (determined without regard to Code Section 856(h)(2) and by deleting the words "the last half of" in the first sentence of Code Section 542(a)(2) in applying Code Section 856(h)) or (iv) result in the disqualification of the Issuer as a REIT (collectively, the "Prohibited Events"), that is not otherwise permitted as provided above, will be null and void ab initio as to the intended transferee or purported owner and the intended transferee or purported owner will acquire or retain no rights to, or economic interest in, those shares of stock.

Issuance of Excess Shares

        The Charter provides that in the event of a purported transfer of capital stock or other event that would, if effective, result in a Prohibited Event, such stock will automatically be exchanged for Excess Shares, to the extent necessary to ensure that the purported transfer or other event does not result in the Prohibited Event. Outstanding Excess Shares will be held in trust. The trustee of such trust shall be appointed by the Issuer and shall be independent of the Issuer, any purported record or beneficial transferee and any beneficiary of such trust (the "Beneficiary"). The Beneficiary shall be one or more charitable organizations selected by the trustee.

        The Charter further provides that Excess Shares shall be entitled to the same dividends as the shares of stock exchanged for Excess Shares (the "Original Shares"). The trustee, as record holder of the Excess Shares, shall be entitled to receive all dividends and distributions in respect of such Excess Shares as may be authorized and declared by the Board of Directors and shall hold such dividends or distributions in trust for the benefit of the Beneficiary. The trustee shall also be entitled to cast all votes that holders of the Excess Shares are entitled to cast. Excess Shares in the hands of the trustee shall have the same voting rights as Original Shares. Upon the liquidation, dissolution or winding up of the Issuer, each Excess Share shall be entitled to receive ratably with each other share of capital stock of the same class or series as the Original Shares, the assets of the Issuer distributed to the holders of such class or series of capital stock. The trustee shall distribute to the purported transferee the amounts received upon such liquidation, dissolution, or winding up of the Issuer, but only up to the amount paid by such purported transferee, or the market price for the Original Shares on the date of the purported transfer, if no consideration was paid by such transferee, and subject to additional limitations and offsets set forth in the Charter.

        If, after the purported transfer or other event resulting in an exchange of stock for Excess Shares, dividends or distributions are paid with respect to the Original Shares, then such dividends or distributions are to be repaid to the trustee for the benefit of the Beneficiary. While Excess Shares are held in trust, Excess Shares may be transferred by the trustee only to a person whose ownership of the Original Shares will not result in a Prohibited Event. At the time of any permitted transfer, the Excess Shares will be automatically exchanged for the same number of shares of the same type and class as the Original Shares. The Charter contains provisions that prohibit the purported transferee of the Excess Shares from receiving in return for such transfer an amount that reflects any appreciation in the Original Shares during the period that such Excess Shares were outstanding. The Charter requires any amount received by a purported transferee in excess of the amount permitted to be received to be paid to the Beneficiary.

        The Charter further provides that the Issuer may purchase, for a period of 90 days during the time the Excess Shares are held in trust, all or any portion of the Excess Shares at the lesser of the price paid for the stock by the purported transferee (or if no consideration was paid, fair market value at the time of such transaction) or the market price of such shares as determined in accordance with the Charter. The 90-day period begins on the date of the prohibited transfer if the purported transferee gives notice to the Board of Directors of the transfer or, if no such notice is given, the date the Board of Directors determines in good faith that a prohibited transfer has been made.

        The foregoing provisions of the Charter will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Amendments to the Charter requires the affirmative vote of at least 66 2/3% of the shares entitled to vote. In addition to preserving the Issuer's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of the Issuer without the approval of the Board of Directors.

        All certificates representing shares of Common Stock and Preferred Stock bear a legend referring to the restrictions described above.

        All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the outstanding capital stock must file an affidavit with the Issuer containing the information specified in the Charter within 30 days after January 1 of each year. In addition, certain significant stockholders shall upon demand be required to disclose to the Issuer in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

Limitation of Liability and Indemnification of Directors and Officers

        The Charter includes provisions which limit the liability of directors and officers for money damages to the Company and its stockholders to the fullest extent permitted under Maryland law. The Charter also requires the Company to indemnify and to advance expenses to its directors and officers to the full extent required or permitted by Maryland law. In addition, the Issuer has entered into indemnification agreements with certain of the Issuer's executive officers and directors.

Power to Reclassify and Issue Additional Shares of Common Stock and Preferred Stock

        The Issuer believes that the power of the Board of Directors to issue additional authorized but unissued shares of Common Stock or Preferred Stock and to classify or reclassify unissued shares of Common or Preferred Stock or Excess Shares and thereafter to cause the Issuer to issue such classified or reclassified shares of Common Stock or Preferred Stock will provide the Issuer with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the Common Stock, will be available for issuance without further action by the Issuer's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Issuer's securities may be listed or traded. Although the Board of Directors has no intention at the present time of doing so, it could authorize the Issuer to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of the Issuer that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

DESCRIPTION OF SECURITIES WARRANTS

        The Issuer may issue Securities Warrants for the purchase of Common Stock. Securities Warrants may be issued independently or together with Common Stock offered by any Prospectus Supplement and may be attached to or separate from such Common Stock. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Issuer and a bank or trust company, as Securities Warrant agent, all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Securities Warrant agent will act solely as an agent of the Issuer in connection with the Securities Warrant certificates relating to the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrant certificates or beneficial owners of Securities Warrants. The following summaries of certain provisions of the Securities Warrant Agreements and Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the Securities Warrant certificates relating to each series of Security Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Security Warrants.

General

        The applicable Prospectus Supplement will describe the terms of such Securities Warrants, including as applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants and the exercise price; (iii) the number of such Securities Warrants being offered; (iv) the date, if any, on and after which such Securities Warrants and the Common Stock will be transferable separately; (v) the date on which the right to exercise such Securities Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (vi) any material United States federal income tax consequences; (vii) the terms, if any, on which the Issuer may accelerate the date by which the Securities Warrants must be exercised; (viii) the number of Securities Warrants issued; and (ix) any other terms of such Securities Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Securities Warrants. Securities Warrants for the purchase of Common Stock will be offered and exercisable for United States dollars only and will be in registered form only.

        Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrants, holders of such Securities Warrants will not have any rights of holders of such Common Stock, including the right to receive payments of dividends, if any, on such Common Stock, or to exercise any applicable right to vote.

Certain Risk Considerations

        Any Securities Warrants issued by the Issuer will involve a certain degree of risk, including risks arising from fluctuations in the price of the underlying securities and general risks applicable to the securities market (or markets) on which the underlying securities are traded.

        Prospective purchasers of the Securities Warrants should recognize that the Securities Warrants may expire worthless and, thus, purchasers should be prepared to sustain a total loss of the purchase price of their Securities Warrants. This risk reflects the nature of a Securities Warrant as an asset which, other factors held constant, tends to decline in value over time and which may, depending on the price of the underlying Securities, become worthless when it expires. The trading price of a Securities Warrant at any time is expected to increase if the price of or, if applicable, dividend rate on the underlying Securities, increases. Conversely, the trading price of a Securities Warrant is expected to decrease as the time remaining to expiration of the Securities Warrant decreases and as the price of or, if applicable, dividend rate on the underlying Securities, decreases. Assuming all other factors are held constant, the more a Securities Warrant is "out-of-the-money" (i.e., the more the exercise price exceeds the price of the underlying Securities and the shorter its remaining term to expiration), the greater the risk that a purchaser of the Securities Warrant will lose all or part of his or her investment. If the price of the underlying Securities does not rise before the Securities Warrant expires to an extent sufficient to cover a purchaser's cost of the Securities Warrant, the purchaser will lose all or part of his or her investment in such Securities Warrant upon expiration.

        In addition, prospective purchasers of the Securities Warrants should be experienced with respect to options and option transactions and understand the risks associated with options and should reach an investment decision only after careful consideration, with their financial advisers, of the suitability of the Securities Warrants in light of their particular financial circumstances and the information discussed herein and, if applicable, the Prospectus Supplement. Before purchasing, exercising or selling any Securities Warrants, prospective purchasers and holders of Securities Warrants should carefully consider, among other things, (i) the trading price of the Securities Warrants, (ii) the price of the underlying Securities at such time, (iii) the time remaining to expiration and (iv) any related transaction costs. Some of the factors referred to above are in turn influenced by various political, economic and other factors that can affect the trading price of the underlying Securities and should be carefully considered prior to making any investment decisions.

        Purchasers of the Securities Warrants should further consider that the initial offering price of the Securities Warrants may be in excess of the price that a purchaser of options might pay for a comparable option in a private, less liquid transaction. In addition, it is not possible to predict the price at which the Securities Warrants will trade in the secondary market or whether any such market will be liquid. The Issuer may, but is not obligated to, file an application to list any Securities Warrants issued on a United States national securities exchange. To the extent that any Securities Warrants are exercised, the number of Securities Warrants outstanding will decrease, which may result in a lessening of the liquidity of the Securities Warrants. Finally, the Securities Warrants will constitute direct, unconditional and unsecured obligations of the Issuer and as such will be subject to any changes in the perceived creditworthiness of the Issuer.

Exercise of Securities Warrants

        Each Securities Warrant will entitle the holder thereof to purchase such number of shares of Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Issuer), unexercised Securities Warrants will become void.

        Securities Warrants may be exercised by delivering to the Securities Warrant agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Common Stock purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five business days, of the Securities Warrant certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement, the Issuer will, as soon as practicable, issue and deliver the Common Stock, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant certificate are exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

Amendments and Supplements to Securities Warrant Agreements

        The Securities Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

Common Stock Warrant Adjustments

        Unless otherwise specified in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including (i) payment of a dividend on the Common Stock payable in stock and stock splits, combinations or reclassifications of the Common Stock, (ii) issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase shares of Common Stock at less than their current market price (as defined in the Securities Warrant Agreement for such series of Common Stock Warrants), and (iii) certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in Common Stock) or of subscription rights and warrants (excluding those referred to above).

        No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

        Unless otherwise specified in the applicable Prospectus Supplement, in the event of any (i) consolidation or merger of the Issuer with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), (ii) sale, transfer, lease or conveyance of the assets of the Issuer substantially as an entirety or (iii) reclassification, capital reorganization or change of the Common Stock, then any holder of a Securities Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Securities Warrant the kind and amount of shares of stock or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Securities Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Securities Warrant following any such event consists of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such Securities Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock were Common Stock.

DESCRIPTION OF RIGHTS

        The Issuer may issue Rights to its stockholders for the purchase of Common Stock. Each series of Rights will be issued under a separate rights agreement (a "Rights Agreement") to be entered into between the Issuer and a bank or trust company, as Rights agent, all as set forth in the Prospectus Supplement relating to the particular issue of Rights. The Rights agent will act solely as an agent of the Issuer in connection with the certificates relating to the Rights and will not assume any obligation or relationship of agency or trust for or with any holders of Rights certificates or beneficial owners of Rights. The Rights Agreement and the Rights certificates relating to each series of Rights will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or to the time of the issuance of such series of Rights.

        The applicable Prospectus Supplement will describe the terms of the Rights to be issued, including as applicable: (i) the date for determining the stockholders entitled to the Rights distribution; (ii) the aggregate number of shares of Common Stock purchasable upon exercise of such Rights and the exercise price; (iii) the aggregate number of Rights being issued; (iv) the date, if any, on and after which such Rights may be transferable separately; (v) the date on which the right to exercise such Rights shall commence and the date on which such right shall expire; (vi) any material United States federal income tax consequences; (vii) the number of Rights issued; and (viii) any other terms of such Rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such Rights. Rights will be exercisable for United States dollars only and will be in registered form only.

PLAN OF DISTRIBUTION

        The Issuer may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement. The Issuer has reserved the right to sell Securities directly to investors on its own behalf in those jurisdictions where and in such manner as it is authorized to do so.

        Underwriters may offer and sell Securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Issuer also may offer and sell Securities in exchange for one or more of its outstanding issues of the Securities or other securities. The Issuer also may, from time to time, authorize dealers, acting as the Issuer's agents, to offer and sell Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may receive compensation from the Issuer in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriting compensation paid by the Issuer to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Issuer, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

        Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Issuer. Any remarketing firm will be identified and the terms of its agreement, if any, with the Issuer and its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with the Issuer to indemnification by the Issuer against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and may be customers of, engage in transactions with or perform services for the Issuer in the ordinary course of business.

        If so indicated in the Prospectus Supplement, the Issuer will authorize dealers acting as the Issuer's agents to solicit offers by certain institutions to purchase the Securities from the Issuer at the public offering price set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of the Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Issuer shall have sold to such underwriters the total principal amount of such Securities less the principal amount thereof covered by Contracts.

        Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for, the Issuer in the ordinary course of business.

FEDERAL INCOME TAX CONSIDERATIONS

        THE FOLLOWING SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSIDERATIONS IS BASED ON CURRENT LAW AND DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SECURITIES IN LIGHT OF THEIR PERSONAL INVESTMENT OR TAX CIRCUMSTANCES, OR TO CERTAIN TYPES OF SECURITIES HOLDERS (INCLUDING INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS OR BROKER-DEALERS, FOREIGN CORPORATIONS AND PERSONS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES) SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. CERTAIN FEDERAL INCOME TAX CONSIDERATIONS RELEVANT TO HOLDERS OF THE SECURITIES WILL BE PROVIDED IN THE APPLICABLE PROSPECTUS SUPPLEMENT RELATING THERETO.

        EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS ITS OWN TAX ADVISOR, REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

General

        The Company has made an election to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1994. The Company believes that it is organized and has operated in such a manner as to qualify for taxation as a REIT under the Code and its proposed future method of operation will enable it to continue to so qualify. No assurances, however, can be given that the Company has operated in a manner so as to qualify as a REIT or that the Company will continue to operate in such a manner in the future. Qualification and taxation as a REIT depends on the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code on REITs, some of which are summarized below. While the Company intends to operate so that it qualifies as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances of the Company, no assurance can be given that the Company satisfies the REIT tests or will continue to do so. See "Failure to Qualify" below.

        The sections of the Code relating to qualification and operation as a REIT, and the federal income tax treatment of a REIT and its securityholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

Taxation of the Company

        In any year in which the Company qualifies as a REIT, in general, it will not be subject to federal income tax on that portion of its taxable income or capital gain which is distributed to stockholders. The Company will, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

        Notwithstanding its qualification as a REIT, the Company may also be subject to taxation in certain other circumstances. If the Company should fail to satisfy the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of (i) the amount by which the Company fails the 75% test, or (ii) the excess of 90% of the gross income of the Company over the amount of such income attributable to sources that qualify under the 95% test, multiplied by a fraction intended to reflect the Company's profitability. The Company will also be subject to a tax of 100% on net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property) and, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a default on indebtedness or a lease) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. If the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, if the Company acquires any asset from a "C corporation" (that is, a corporation generally subject to the full corporate level tax) in a transaction in which the basis of the asset in its hands is determined by reference to the basis of the asset in the hands of the C corporation, and the Company recognized gain on the disposition of such asset during a ten-year period beginning on the date the Company acquired the asset, then the asset's "built in" gain will be subject to tax at the highest regular corporate rate. The Company may also be subject to the corporate "alternative minimum tax," on its items of tax preference, as well as tax in certain situations not presently contemplated. Macerich Management Company is taxed on its income at regular corporate rates. The Company uses the calendar year for federal income tax purposes and for financial reporting purposes.

Requirements for Qualification

        To qualify as a REIT, the Company must elect to be so treated and must meet the requirements, discussed below, relating to the Company's organization, sources of income, nature of assets, and distributions of income to stockholders.

        Organizational Requirements.    The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code); and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For taxable years of the Company beginning on or after January 1, 1998, the Company will be treated as having satisfied condition (6) if it complies with the regulatory requirements to request information from its shareholders regarding their actual ownership of the Company's stock, and does not know, or exercising reasonable diligence would not have known, that it failed to satisfy such condition. If the Company fails to comply with these regulatory requirements for any such taxable year it will be subject to a penalty of $25,000, or $50,000 if such failure was intentional. However, if the Company's failure to comply was due to reasonable cause and not willful neglect, no penalties will be imposed. The Charter provides for restrictions regarding transfer of the Company's capital stock, in order (among other purposes) to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. Such transfer restrictions are described in "Description of Common Stock—Restrictions on Transfer."

        Gross Income Tests.    In order for the Company to maintain its qualification as a REIT, there are two requirements relating to the Company's gross income that must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property and from dividends, other types of interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing. In addition, for each taxable year beginning before January 1, 1998, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must have represented less than 30% of the Company's gross income (including gross income from prohibited transactions).

        In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for federal income tax purposes. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership and the Property Partnerships will be treated as assets, liabilities and items of income of the Company for purposes of applying the REIT requirements described herein.

        Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or one or more owners of 10% or more of the REIT, directly or constructively, own in the aggregate 10% or more of such tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue, except that the Company may directly perform certain services other than services which are not "usually or customarily rendered" in connection with the rental space for occupancy only and are considered "rendered to the occupant" of the property. For taxable years of the Company beginning on or after January 1, 1998, a de minimis amount of up to 1% of the gross income received by the Company from each property is permitted to be from the provision of non-customary services without disqualifying all other amounts received from such property as "rents from real property." However, such de minimis amount itself will not qualify as "rents from real property" for purposes of the 75% and 95% gross income tests. In addition, for taxable years of the Company beginning on or after January 1, 2001, the Company may furnish certain services (including "non-customary" services) through a taxable REIT subsidiary ("TRS"). A TRS includes a corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with the REIT to be treated as a TRS. A TRS is subject to federal income tax at regular corporate rates.

        Macerich Property Management Company, LLC (which does not satisfy the independent contractor standard), as manager for the Operating Partnership and Property Partnerships, has provided and will continue to provide certain services with respect to the Centers (other than the Joint Venture Centers) and any newly-acquired property of the Operating Partnership or a Property Partnership. The Company believes that all services provided by the Macerich Property Management Company to the Operating Partnership or Property Partnerships were and will be of the type usually or customarily rendered in connection with the rental of space for occupancy only, and therefore, that the provision of such services did not and will not cause the rents received with respect to the Centers or newly-acquired centers to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests. In addition, for the taxable year of the Company beginning January 1, 2001, the Company elected TRS status with respect to Macerich Management Company. If the Operating Partnership or a Property Partnership contemplates providing services in the future that reasonably might be expected not to meet the "usual or customary" standard, it will arrange to have such services provided by an independent contractor from which neither the Operating Partnership nor the Property Partnership receives any income or by a Management Company that has elected TRS status.

        It is anticipated that, for purposes of the gross income tests, the Company's investment in the Centers through the Operating Partnership and Property Partnerships will in major part give rise to qualifying income in the form of rents and gains on the sales of Centers. Moreover, substantially all income derived by the Company from Macerich Management Company will be in the form of dividends on the stock owned by the Operating Partnership. Although such dividends will satisfy the 95%, but not the 75% gross income test (as discussed above), the Company anticipates that non-qualifying income on its investments (including such dividend income) will not result in the Company's failing any of the gross income tests.

        Even if the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "Federal Income Tax Consideration—Taxation of the Company," even if these relief provisions apply, a tax would be imposed with respect to the Company's excess gross income reduced by approximated expenses.

        Asset Tests.    The Company, at the close of each quarter of its taxable year, must also satisfy four tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which the Company owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets (unless the issuer is a TRS) and the Company may not own more than 10% of the vote or value of any one issuer's outstanding securities (unless the issuer is a TRS or unless we can avail ourselves of a safe harbor for "straight debt"). Fourth, not more than 20% of the value of the total assets of the Company may be represented by securities of one or more TRSs. The Company's investment in the Centers through its interests in the Operating Partnership and Property Partnerships will constitute qualified assets for purposes of the 75% asset test.

        The Operating Partnership owns 100% of the non-voting preferred stock of Macerich Management Company (which has elected TRS status). By virtue of its partnership interest in the Operating Partnership, the Company will be deemed to own its pro rata share of the assets of the Operating Partnership, including the securities of such company. In addition, effective March 31, 2001, the Company elected to convert Macerich Property Management Company into a single member limited liability company that is disregarded for federal income tax purposes.

        Because the Management Companies either are TRSs or disregarded entities for federal income tax purposes, the Operating Partnership will not violate the 10% limitation on holding more than 10% of the vote or value of any one issuer's outstanding securities. In addition, the Company has represented that not more than 20% of its total assets is represented by securities issued by the Management Company that has elected TRS status. It should be noted, however, that the Code contains two provisions that ensure that TRSs are subject to an appropriate level of federal income taxation. First, TRSs are limited in their ability to deduct certain interest payments made to an affiliated REIT. Second, if a TRS pays an amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.

        Annual Distribution Requirements.    The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 90% of the Company's REIT taxable income (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular ordinary and capital gains corporate tax rates, as applicable. For taxable years of the Company beginning on or after January 1, 1998, the Company may designate all or a portion of its undistributed net capital gains as being includable in the income of its stockholders as gain from the sale or exchange of a capital asset, which stockholders would receive an increase in the basis of their stock in the Company in the amount of such income recognized. Such stockholders would also be treated as having paid their proportionate share of the capital gains tax imposed on the Company on such undistributed amounts and would receive a corresponding decrease in the basis of their stock in the Company. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company has made and intends to make timely distributions sufficient to satisfy all annual distribution requirements.

        It is possible that, from time to time, the Company may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at the Company's taxable income. Further, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property which exceeds its allocable share of cash attributable to that sale. Additionally, the Company may incur cash expenditures that are not currently deductible for tax purposes. As such, the Company may have less cash available for distribution than is necessary to meet its annual 90% distribution requirement or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income. To meet the 90% distribution requirement necessary to qualify as a REIT or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income, the Company may find it appropriate to arrange for short-term (or possibly long-term) borrowings or to pay distributions in the form of taxable stock dividends. Any such borrowings for the purpose of making distributions to stockholders are required to be arranged through the Operating Partnership.

        Under certain circumstances relating to any IRS audit adjustments that increase income, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

        Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, the Company must maintain certain records and request certain information from its stockholders designed to disclose the actual ownership of its stock. The Company has complied and intends to continue to comply with such requirements.

        Affiliated REITs.    The Operating Partnership owns 100% of the outstanding common stock of Macerich PPR Corp., which in turn owns a 51% interest in Pacific Premier Retail Trust (together with Macerich PPR Corp., the "Affiliated REITs"). The Affiliated REITs must meet the tests discussed above with respect to the Company. The failure of either of the Affiliated REITs to qualify as a REIT could cause the Company to fail to qualify as a REIT because in such case the Company would own (through the Operating Partnership) more than 10% of the securities of an issuer that was neither a REIT, a qualified REIT subsidiary nor a TRS. The Company believes that the Affiliated REITs have been organized and operated in a manner that will permit them to qualify as REITs.

Failure to Qualify

        If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

Taxation of Stockholders

        Taxation of Taxable Domestic Stockholders.    As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the stockholder. In addition, any distribution declared by the Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

        In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain.

        Backup Withholding.    The Company will report to its U.S. stockholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to distributions paid unless such holder (a) is a corporation or comes within certain other exempt categories and when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their nonforeign status to the Company. See "Federal Income Tax Consideration—Taxation of Stockholders—Taxation of Foreign Stockholders."

        Treatment of Tax-exempt Stockholders.    Distributions from the Company to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally will not constitute "unrelated business taxable income" ("UBTI") unless the stockholder has borrowed to acquire or carry the Common Stock. However, qualified trusts that hold more than 10% (by value) of certain REITs may be required to treat a certain percentage of such a REIT's distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify for federal income tax purposes but for the application of a "look-through" exception to the "five or fewer" requirement applicable to shares held by qualified trusts and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held if either (i) a single qualified trust holds more than 25% by value of the REIT interests or (ii) one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% by value of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For those purposes, a qualified trust is any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "five or fewer" requirement without relying upon the "look-through" exception. The restrictions on ownership of the Common Stock in the Articles will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing the Common Stock, absent approval by the Board of Directors.

        Taxation of Foreign Stockholders.    The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

        Distributions that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the shares is treated as effectively connected with the Non-U.S. Stockholder's conduct of a United States trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Stockholder unless (i) a lower treaty rate applies or (ii) the Non-U.S. Stockholder files an IRS Form W-8ECI with the Company claiming that the distribution is effectively connected income. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of a stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholder's shares, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares in the Company, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

        For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a United States business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by the Company as a capital gains dividend. This amount is creditable against the Non-U.S. Stockholder FIRPTA tax liability.

        Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a "domestically controlled REIT," although there can be no assurance that it will retain its status as such. If the Company is not "domestically controlled," gain recognized by a Non-U.S. Stockholder will continue to be exempt under FIRPTA if such person at no time owned more than five percent of the Common Stock of the Company. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the shares is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for more than 182 days during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder will be subject to the same treatment as U.S stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

        If the proceeds of a sale of shares are paid by or through a U.S. office of a broker, the payment is subject to information reporting and to backup withholding unless the disposing Non-U.S. Stockholder certifies as to his name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a non-U.S. office of a non-U.S. broker. U.S. information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the U.S. if: (i) the payment is made through an office outside the U.S. of a broker that is: (a) a U.S. person; (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.; or (c) a "controlled foreign corporation" for U.S. federal income tax purposes; and (ii) the broker fails to initiate documentary evidence that the shareholder is a Non-U.S. Stockholder and that certain conditions are met or that the Non-U.S. Stockholder otherwise is entitled to a exemption.

Tax Aspects of the Company's Investments in Partnerships

        General.    The Company holds direct or indirect interests in the Operating Partnership and the Property Partnerships (each individually a "Partnership" and, collectively, the "Partnerships"). In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company will include its proportionate share of the foregoing items of the Partnerships for purposes of the various REIT income tests and in the computation of its REIT taxable income. See "Federal Income Tax Consideration—Requirements for Qualification—Gross Income Tests." Any resultant increase in the Company's REIT taxable income will increase its distribution requirements (see "Federal Income Tax Consideration—Requirements or Qualification—Annual Distribution Requirements"), but will not be subject to federal income tax in the hands of the Company provided that such income is distributed by the Company to its stockholders. Moreover, for purposes of the REIT asset tests (see "Federal Income Tax Consideration—Requirements for Qualification—Asset Tests"), the Company will include its proportionate share of assets held by the Partnerships.

        Tax Allocations With Respect to Contributed Properties.    Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed principally by way of contributions of appreciated property. Consequently, the Partnership Agreement requires such allocation to be made in a manner consistent with Section 704(c) of the Code.

        In general, the limited partners of the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Partnerships of the contributed assets. This will tend to eliminate the Book-Tax Difference over the life of the Partnerships. However, the special allocation rules of Section 704(c) do not always rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Under the applicable Treasury Regulations, such special allocations of income and gain and depreciation deductions must be made on a property-by-property basis. Depreciation deductions resulting from the carryover basis of a contributed property are used to eliminate the Book-Tax Difference by allocating such deductions to the non-contributing partners (i.e., the REIT and the other non-contributing partners) up to the amount of their share of book depreciation. Any remaining tax depreciation for the contributed property would be allocated to the partners that contributed the property. The Operating Partnership intends to elect the traditional method of rectifying the Book-Tax Difference under the applicable Treasury Regulations, pursuant to which, if depreciation deductions are less than the non-contributing partners' share of book depreciation, then the non-contributing partners lose the benefit of these deductions ("ceiling rule"). When the property is sold, the resulting tax gain is used to the extent possible to eliminate the Book-Tax Difference (reduced by any previous book depreciation). Because of the application of the ceiling rule, it is anticipated that tax depreciation will be allocated substantially in accordance with the percentages of OP Units held by the Company and the limited partners of the Operating Partnership, notwithstanding Section 704(c) of the Code. Thus, the carryover basis of the contributed assets in the hands of the Partnerships will cause the Company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book depreciation allocated to it, and possibly the economic and book income or gain allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "Federal Income Tax Consideration—Requirements for Qualification—Annual Distribution Requirements."

Other Tax Considerations

        The Management Companies.    A portion of the cash to be used by the Operating Partnership to fund distributions to partners, including the Company, is expected to come from the Management Companies through dividends on the stock that will be held by the Operating Partnership. The Management Companies will receive income from the Operating Partnership, the Property Partnerships and unrelated third parties. Because the Company, the Operating Partnership and the Management Companies are related through stock ownership, income of the Management Companies from services performed for the Company and the Operating Partnership may be subject to certain rules under which additional income may be allocated to the Management Companies. The Management Companies (other than Macerich Property Management Company, LLC) will pay federal and state income tax at the full applicable corporate rates on its income prior to payment of any dividends. The Management Companies will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that the Management Companies are required to pay federal, state, or local taxes, the cash available for distribution by the Company to stockholders will be reduced accordingly.

        Possible Legislative or Other Actions Affecting Tax Consequences.    Prospective holders of Securities should recognize that the present federal income tax treatment of investment in the Company may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of investment in the Company.

        State and Local Taxes.    The Company and its holders of Securities may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its holders of Securities may not conform to the federal income tax consequences discussed above. Consequently, prospective holders of Securities should consult their own tax advisors regarding the effect of state and local tax laws on an investment in any Securities.

LEGAL MATTERS

        The validity of the Securities and certain tax matters will be passed upon for the Company by O'Melveny & Myers LLP. O'Melveny & Myers LLP will rely as to certain matters of Maryland law on the opinion of Ballard Spahr Andrews & Ingersoll, LLP.

EXPERTS

        The consolidated financial statements and financial statement schedules of the Company and of Pacific Premier Retail Trust incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the reports (which contain explanatory paragraphs relating to the Company's and Pacific Premier Retail Trust's adoption of Staff Accounting Bulletin 101 as described in Note 2 to the consolidated financial statements of the Company and Pacific Premier Retail Trust and the revised accounting for the Series A and Series B redeemable preferred stock of the Company as described in Note 16 to the consolidated financial statements of the Company) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The balance sheets of SDG Macerich Properties, L.P. as of December 31, 2000 and 1999 and the related statements of operations, cash flows and partners' equity and the related financial statment schedule (Schedule III) for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement by reference to the Issuer's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, in reliance upon the report of KPMG LLP, independent accountants, and incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2000 financial statements contain an explanation paragraph that states that the Partnership changed its method of accounting for overage rents in 2000.

        The above-referenced financial statements, schedules and reports are incorporated herein by reference in reliance upon the authority of said firms as experts in accounting and auditing.

        You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus and the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

788,700 Shares

Common Stock

P R O S P E C T U S
S U P P L E M E N T

Salomon Smith Barney

February 25, 2002

QuickLinks

THE COMPANY
THE OFFERING
USE OF PROCEEDS
RECENT DEVELOPMENTS
UNDERWRITING
LEGAL MATTERS
FORWARD-LOOKING STATEMENTS
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
THE COMPANY
RISK FACTORS
USE OF PROCEEDS
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF SECURITIES WARRANTS
DESCRIPTION OF RIGHTS
PLAN OF DISTRIBUTION
FEDERAL INCOME TAX CONSIDERATIONS
LEGAL MATTERS
EXPERTS